Exhibit 12

          Statement of computation of ratios.

Statements re: Computation of Ratios
Item 1(l) Business - Statistical Disclosure VI. Return on Equity and Assets
Brenton Banks, Inc.
(Dollars in thousands)
December 31,                          1993         1992         1991         1990


Return on average total assets:
  Net income (before deduction of
  minority interest)              $    14,918      13,585       12,198       10,872
  * divided by *
  Average assets                  $ 1,436,425   1,387,273    1,308,439    1,145,785

  Ratio                                  1.04%       0.98%        0.93%        0.95%

Return on average common
  stockholders' equity:
  Net income                      $    14,250      12,953       11,659       10,339
  * divided by *
  Average common stockholders'
  equity                          $   103,140      91,691       81,731       71,824

  Ratio                                 13.82%      14.13%       14.27%       14.39%

Common dividend payout ratio:
  Cash dividends per share        $     0.600       0.525        0.485        0.410
  * divided by *
  Net income per share            $      2.70        2.50         2.25         2.00

  Ratio                                 22.22%      21.00%       21.56%       20.50%

Average equity to average assets:
  Average equity                  $   103,140      91,691       81,731       71,824
  * divided by *
  Average assets                  $ 1,436,425   1,387,273    1,308,439    1,145,785

  Ratio                                  7.18%       6.61%        6.25%        6.27%

Equity to assets ratio:
  Common stockholders' equity     $   112,418      97,430       86,712       77,258
  * divided by *
  Total assets                    $ 1,480,596   1,431,140    1,360,942    1,274,301

  Ratio                                  7.59%       6.81%        6.37%        6.06%

December 31,                          1993         1992         1991         1990

Tier 1 leverage capital ratio:
  Common stockholders' equity     $   112,418      97,430       86,712       77,258
  Minority interest                     4,407       3,987        3,716        3,481
  Less: intangibles                    (5,499)     (5,834)      (6,314)      (6,420)
  Tier 1 capital                  $   111,326      95,583       84,114       74,319
  * divided by *
  Total assets                    $ 1,480,596   1,431,140    1,360,942    1,274,301
  Less: intangibles                    (5,499)     (5,834)      (6,314)      (6,420)
  Tier 1 assets                   $ 1,475,097   1,425,306    1,354,628    1,267,881

  Ratio                                  7.55%       6.71%        6.21%        5.86%

Primary capital to assets:
  Common equity                   $   112,418      97,430       86,712       77,258
  Minority interest                     4,407       3,987        3,716        3,481
  Allowance for loan losses             9,818       9,006        8,548        8,871
  Primary capital                 $   126,643     110,423       98,976       89,610
  * divided by *
  Total assets                    $ 1,480,596   1,431,140    1,360,942    1,274,301
  Allowance for loan losses             9,818       9,006        8,548        8,871
  Allowable assets                $ 1,490,414   1,440,146    1,369,490    1,283,172

  Ratio                                  8.50%       7.67%        7.23%        6.98%

                               157